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                                                                  Rule 424(b)(3)
                                                       Registration No. 33-61699
PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 17, 1996)



June 15, 1998



TO SHAREOWNERS ELIGIBLE TO PARTICIPATE IN THE
OGE ENERGY CORP.
AUTOMATIC DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN


OGE Energy Corp. has declared a two-for-one stock split of its common stock, par value $.01 per share (the "Common Stock"), to be effected by a 100% stock dividend payable June 15, 1998 to shareowners of record on June 1, 1998. If you are currently participating in the Plan, your account has been credited with the appropriate increased number of shares resulting from the stock split. Your first statement after June 15, 1998, will reflect your adjusted account holdings.

As a result of the stock split, the number of authorized shares of Common Stock authorized for sale pursuant to the Plan has been increased to 5,448,941, of which 551,059 were issued on the date of this Prospectus Supplement.

This letter constitutes part of your prospectus for the Plan and we suggest that you retain it for future reference.